EXHIBIT 99.1

                     Galveston's Reaches Definitve Agreement
                       Acquiring Eighty (80) Steakhouses;

            Acquisition Financially Accretive; 8500% Revenue Growth;
      Leadership Position in California; Successfully Opens New Steakhouse
                            Named Cutter's Roadhouse

    Galveston's Will Change Its Name to Group Steakhouse Corp. (NASDAQ:SIZL)
                       Post Closing of Paragon Transaction

SAN FRANCISCO, Sept. 1 /PRNewswire/ -- Richard M. Lee, Chairman and CEO, of Galveston's Steakhouse Corp. (NASDAQ:SIZL) a newly public steakhouse company announced today that the company has reached a substantive definitive purchase agreement with Paragon Steakhouse Restaurants, Inc. to acquire all eighty (80) U.S. based steakhouses, including Pacific Basin Foods, a restaurant food distribution company. Paragon Steakhouse Restaurants, Inc. is owned by Kyotaru Co., Ltd. of Japan. The sale is part of a U.S. retrenchment strategy of the Japanese Company.

The Company has received several favorable offers from various lending institutions to finance the acquisition and growth of Paragon.

The investment banking firms of Trenwith Securities, Inc., Ally Capital Corp. and Structure Management have been engaged by the Company to act as advisors and to arrange for the acquisition and growth financing(s).

Last week, the Company verified the consolidated audited financial statements of Paragon from Ernst & Young, Paragon's auditors. For the 9th period ending 6-5-98 with the fiscal year ending September 25, 1998, the consolidated revenues were $120.5 mil and cash flow from operations was $12.6 mil with projected annualized revenues of $174.1 mil and annualized cash flow from operations of $18.2 mil in 1998.

In addition, the Company opened successfully its new "C" location steakhouse theme named Cutter's Roadhouse in Fullerton, California. A new Torrance location is soon to follow. The new Cutter's Roadhouse is tracking well over the Company's projected return on cash of 35%, with revenues on target.

The Company plans to use Cutter's Roadhouse as a conversion vehicle on "C" locations in "A" markets. The conversions will come both from new acquisitions and several existing Paragon real estate locations.

"Our management team, over a period of months, has performed an incredible amount of ground work and due diligence on Paragon's Steakhouses. Our management team, along with Paragon, is excited and ready to build on the strong brand


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names of Paragon. Hungry Hunters, Mountain Jack's and Carvers have strong brand identity and we will seek to greatly further enhance the value of these successful brands. We, along with our advisors, have looked at this company up and down, from every way that we can see. We know that we are going to experience a certain level of 'growing pains' going from 2 units to 82 steakhouses with over 8500% in annual revenue growth. At the same time, we recognize that Paragon is established and over the years have reached an efficient and all-important level in economies of scale with a good operating team of talented people. We have met with the long established people of Paragon, and we mostly like what we have seen. Therefore, we believe it is still highly more efficient and profitable for our shareholders to have the Company acquire 80 steakhouses than to build them from ground up. Lastly, as a management team, we know our own virtues and faults. We would never go into a situation unless we believe it benefits our shareholders both in the short term and long term financially.

"We do not see any unusual challenges to closing. The transaction will have the usual pre-closing requirements such as alcohol licenses and lease transfers, including a standard final written sign-off from the Japanese owners. The Seller and the Company, along with our investment bankers, are positioned to close the transaction in early October of this year. We will announce our projections for positive earnings immediately post acquisition closing on a business day. "Secondly, our new 1950's themed Cutter's Roadhouse is tracking steady both in revenues and cash flow. We are planning to convert the Torrance location in the very near future. Cutter's Roadhouse will serve the Company well as a low-mid priced 'high value' conversion vehicle for locations that may not have the demographics for the mid-priced Bushlands, Hungry Hunters or Mountain Jack's brands.

"Cutter's Roadhouse will allow the Company to own a valuable steakhouse in real estate locations that are not highly out-bidded by the competition.

"Lastly, the Company is changing its name to Group Steakhouse Corp. (NASDAQ:SIZL) to reflect our more amplified macro-focus to build a position of leadership via acquisitions and growth of established, undervalued steakhouse brands.

"We are still seeing good under-operated and under-valued private steakhouse companies that may meet our criteria for acquisition. A few that are even larger than Paragon. We also see an over supply of LBO capital that will gladly go to strong management teams such as ours. We see these trends continuing and these latter factors bode well for us. We would not be surprised to be in another opportunity over the next few months.

"We will continually be aggressive in seeking what we believe to be intelligent acquisitions that will greatly enhance our shareholders' value," said Galveston's Chairman and Chief Executive Officer, Richard M. Lee.

Contact:  Bob Reader for Galveston's Steakhouse Corp. (909) 789-7606